Contact:	For Immediate Release:
Lindsey Horner	April 16, 2020
hornerl@1stsource.com
574-235-2506

1st Source Bank Stands by Small Businesses and Advocates for Additional Paycheck Protection Program Funding Amid COVID-19 Pandemic

South Bend, Ind. (April 16, 2020) – At present, the U.S. Small Business Administration (SBA) is no longer accepting applications for Paycheck Protection Program (PPP) loan funding, as the $349 billion allocated to this program through the CARES Act has been met. In the 13 days the PPP has been available, 1st Source Bank has been able to submit and gain approval for over $554 million of funding for 2,061 small business clients in our communities.
        1st Source Bank is now advocating for the approval and immediate release of the additional $250 billion currently under consideration by Congress to extend the Paycheck Protection Program.
        “The need for additional Paycheck Protection Program dollars is apparent, and we are doing everything in our power to make sure those dollars are brought to our communities quickly,” says Chris Murphy, CEO of 1st Source Bank. “I have personally reached out to our local members of the House of representatives and our U.S. Senators to express the importance of this additional funding and why the extension of this program is vital to our communities and the economy. I have encouraged my colleagues and counterparts to do the same. The sheer volume of applications and need for this support should be proof enough that small businesses across this country are continuing to struggle through this pandemic, and that additional help is needed to keep these businesses afloat and to protect their employees and families.”
        As the decision to provide additional resources to the Paycheck Protection Program is being weighed by Congress, 1st Source Bank is continuing to ready the applications in our pipeline for prompt submission should the SBA re-open the application portal. To ensure as many PPP dollars as possible are brought into the communities we serve, 1st Source Bank will also extend our assistance to non-clients once our pipeline of current clients is exhausted.
        “I encourage everyone to reach out to their local politicians to advocate for the approval of the additional $250 billion for the Paycheck Protection Program,” Murphy continues. “Small businesses are the bedrock of the communities we serve, and it is our responsibility to speak up on their behalf so that these businesses, and our communities, can continue to thrive.”

1st Source Corporation, parent company of 1st Source Bank, has assets of $6.6 billion and is the largest locally controlled financial institution headquartered in the northern Indiana-southwestern Michigan area. The Corporation includes 80 banking centers, 15 1st Source Bank Specialty Finance Group locations nationwide, eight Trust and Wealth Advisory Services locations and ten 1st Source Insurance offices. For more than 155 years, 1st Source has been committed to our mission of helping our clients achieve security, build wealth and realize their dreams. For more information, visit www.1stsource.com.
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